EMERGENCY MEDICINE SERVICES AGREEMENT



                                By and Between




                          WYCKOFF HEIGHTS MEDICAL CENTER,
                      a New York not-for-profit corporation,



                                           and



                         SHERIDAN MEDICAL HEALTHCORP, P.C.,
                        a New York professional corporation






                                Dated as of June 1, 1996





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                             TABLE OF CONTENTS
                                                                           Page

                        Preliminary Statements..............................1

Section 1       Emergency Department; Commencement of Services..............2

Section 2       Operation of Emergency Department...........................2
Section 2.A     Emergency Medicine Services.................................2
Section 2.B     Staff Coverage..............................................4
Section 2.C     Physician Qualifications....................................5
Section 2.D     Standards of Operation.....................................10
Section 2.E     Staff Membership and Approval..............................11
Section 2.F     Quality Assurance..........................................12

Section 3       Facilities Provided by the Hospital........................13

Section 4       Insurance..................................................14
Section 4.A     Sheridan's Insurance Obligations...........................14
Section 4.B     Hospital's Insurance Obligations...........................15

Section 5       Compensation...............................................15
Section 5.A     Billing for Patient Services...............................15
Section 5.B     Compensation for Hospital Services.........................16

Section 6       Independent Contractor.....................................18

Section 7       Assignments Prohibited.....................................19

Section 8       Term of Agreement..........................................19

Section 9       Termination................................................19

Section 10      Indemnification............................................21
Section 11      Access of Books and Records................................21
Section 12      Compliance with Applicable Law.............................22
Section 13      Severability...............................................22
Section 14      Notices....................................................23
Section 15      Headings...................................................23
Section 16      Construction...............................................23
Section 17      Entire Agreement; No Waiver; Governing Law;
                 Venue; Waiver of Trial by Jury............................24

                Execution Pages............................................25

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                                   AGREEMENT
                                    BETWEEN
                         WYCKOFF HEIGHTS MEDICAL CENTER
                                     AND
                         SHERIDAN MEDICAL HEALTHCORP, P.C.

     THIS AGREEMENT, made this day of 1st day of June, 1996, by and between WYCKOFF HEIGHTS MEDICAL CENTER, a New York not-for-profit corporation (the "Hospital"); and, SHERIDAN MEDICAL HEALTHCORP, P.C., a New York professional corporation ("Sheridan").

     WHEREAS, the Hospital is a licensed Article 28 hospital in New York City, New York, with divisions located at Wyckoff Heights Medical Center, Brooklyn, New York (the "Wyckoff Division") and Jackson Heights Hospital, Queens, New York (the "Jackson Heights Division"); and

     WHEREAS, Sheridan is a New York professional corporation authorized to do business in the State of New York, and has experience in the provision of physician staffing and services for hospital emergency medicine departments; and

     WHEREAS, the parties hereto desire Sheridan to provide physician staffing, administrative and professional services (collectively, the "Services") to the Emergency Departments at the Wyckoff and Jackson Heights Divisions (individually, an "ER Division" and collectively, the "Department") of the Hospital;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

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

     1. EMERGENCY DEPARTMENT; COMMENCEMENT OF SERVICES. Hospital retains Sheridan and Sheridan agrees to be retained to provide the Services in the Department on an exclusive basis in accordance with the terms of this Agreement. Sheridan shall commence the provision of Services pursuant to this Agreement on May 31, 1996. Upon Hospital's request, Sheridan shall provide comparable services to Hospital at any additional facility operated, controlled or managed by Hospital, upon such terms and conditions to be separately negotiated by Sheridan and Hospital.

     2. OPERATION OF EMERGENCY DEPARTMENT. At all times during the Term of this Agreement, Sheridan shall be responsible for providing the day-to-day physician staffing of the Department as follows:

        A. EMERGENCY MEDICINE SERVICES.Sheridan shall provide in the Department, through its employed or contracted emergency medicine physicians (a "Physician" or the "Physicians"), physician services in the Department, which are usually and customarily rendered in emergency medicine departments, including, but not limited to:

           (i) evaluating and treating the acute medical needs of every patient submitting him/herself to the Department for medical care, regardless of ability to pay. In the event that an individual requests treatment by his/her personal physician, however, such patient shall be treated by the Physician on duty only if the patient becomes distressed and, in the opinion of the Physician on duty, requires immediate assistance;

           (ii)consulting with and assisting members of the Medical Staff of the Hospital concerning matters within the competence of the Physicians and P.A.s;

           (iii) serving on such Hospital medical staff and other HospitaL committees as may be reasonably required by Hospital from time to time and participating in all activities pertaining to Hospital and Medical Staff relations;

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

           (iv) participating in Hospital's teaching and residency programs as requested by Hospital, and cooperating and assisting in the development of a teaching and residency program in emergency medicine, if so requested by Hospital;

            (v) cooperating and assisting in the training and scheduling of all Department personnel, including but not limited to Hospital's physicians, nurses, allied health professionals, technicians, medical students, residents and fellows;

       (vi) analyzing quality assurance and professional performance data, in accordance with Hospital's quality assurance policies and procedures, including without limitation the use of such information with respect to the Medical Staff's biennial reappointment process;

       (vii) overseeing compliance with quality management programs and patient management policies and protocols developed by Sheridan and approved by Hospital and the Department with respect to risk management, Joint Commission
or the  Accreditation  of  Healthcare   Organizations   ("JCAHO"),   American
Osteopathic Association ("AOA"), and patient management standards, including, but not limited to mechanisms for periodic patient satisfaction surveys;

       (viii) becoming actively involved in the communities served by Hospital through educational and other programs to promote the services of Hospital and develop community recognition and support; and,

       (ix) operating the Department in a cost efficient and effective manner, subject to the budgeting systems and constraints established by Hospital, including, upon Hospital's request, participating in the preparation of operating and capital budgets for the Department which will include projections of revenues and expenditures and recommendations for more cost effective methods.

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

     B. STAFF COVERAGE.Sheridan shall provide sufficient staff for the provision of emergency medicine services for all patients of the Department, as follows.

        1. PHYSICIANS.Sheridan shall provide sufficient staff for physician coverage twenty-four (24) hours per day, seven (7) days per week, 365 days per year, at each ER Division during the Term. Sheridan shall increase or decrease physician coverage in each ER Division as warranted by patient volume; provided however, that physician coverage shall not fall below the minimum coverage requirements stated above. Sheridan shall implement any increased physician coverage in the event that the average number of patient visits at either ER Division exceeds 2.5 visits per hour, as determined on the basis of any two-week period during the Term. Any subsequent decrease in physician coverage may be implemented by Sheridan in the event that the average number of patient visits to either ER Division falls below 2.5 visits per hour, as determined on the basis of any two-week period during the Term.

            In the  event  that   Hospital  establishes  a residency  program in
emergency medicine,  Sheridan  shall  provide  Physicians  board  certified   in
emergency medicine to the extent required by any program.

        2. PHYSICIAN'S ASSISTANTS. In addition to the Physicians described above, Sheridan shall also provide or arrange for physician's assistant ("P.A.") staffing for the Wyckoff ER Division twelve (12) hours per day, seven (7) days per week, 365 days per year during the Term. P.A. coverage may be temporarily increased by Sheridan at the Wyckoff ER Division at any time when, Hospital and Sheridan mutually agree that patient volume exceeds the capability of the existing staff at the Wyckoff ER Division to provide appropriate patient care. P.A. coverage may be reduced or eliminated in the event that the Hospital and Sheridan mutually agree that improvements in the level and scope of the Department's nursing service provided by the Hospital renders the P.A. coverage excessive or no longer necessary.

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

            Sheridan shall require that all Physicians or P.A.s employed or engaged by Sheridan wear name tags while on duty at the Hospital. Such name tags shall clearly identify each Physician or P.A. as an employee or contrtactor of Sheridan. At Hospital's request, Sheridan shall post a sign in each ER Division notifying patients that the Physicians and P.A.s providing services in the Department are employed by Sheridan and not by the Hospital. Sheridan shall provide that an adequate number of Physicians on staff are on-call 24 hours per day, 365 days per year, to provide continuous availability of clinical coverage in the event of an emergency, a disaster or transitory excessive patient case load. Any on-call staff shall be available by available by pager to respond to Hospital's call within thirty (30) minutes.

     C. PHYSICIAN QUALIFICATIONS. In theevent that Hospital provides Sheridan with written notice that any Physician employed or engaged by Sheridan is in violation of Hospital's written personnel standards and policies (which notice shall state the nature of that violation), Sheridan shall take appropriate action to discontinue that individual's work at the Hospital in accordance with those standards and policies. Sheridan shall immediately remove any Physician from that Hospital, in its sole discretion, reasonably deems to be an immediate threat to the safety or well-being of Hospital's patients, staff or visitors.

         All Physicians shall:

          (i) be licensed to practice medicine in the State of New York and maintain Federal DEA numbers;

          (ii)  be board-eligible in a primary care specialty;

          (iii) agree to adhere to the ethics and principles of the American College of Emergency Physicians ("ACEP")

          (iv) fulfill all Continuing Medical Education ("CME") requirements as needed to maintain New York licensure and to meet all CME standards and all standards of ACEP;

           (v)  achieve and maintain Advanced   Cardiac  Life  Support  ("ACLS")

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

certification;

           (vi) undergo an in-depth pre-employment screening process by Sheridan, including thorough checking of at least three (3) references with the Data Release Department of the American Medical Association as a back-up. Sheridan shall review the American Medical Association Physician Profile Service ("AMAPPS") file of each physician candidate, inform the Hospital regarding the results of such review, and take any necessary and/or appropriate action based upon information revealed from such file. In accordance with the Hospital's Medical Staff Bylaws, physician candidates may be granted temporary privileges prior to completion of the AMAPPS review process; and,

           (vii) be individually credentialed by Hospital. Physician candidates shall be required to undergo Hospital credentials review procedures as provided in Hospital's Medical Staff Bylaws for granting of medical staff membership, and Sheridan shall ensure that no physician shall work in the Department unless he or she has been granted such staff privileges and maintains medical staff membership in good standing.

                 Additionally, Sheridan agrees that it will support Hospital's filing of an application to be designated as a 911 EMS receiving station. Sheridan agrees that its Physicians shall achieve Basic Cardiac Life Support "BCLS") and ACLS certification within thirty (30) days of the execution of this Agreement and shall meet any other specific physician qualifications for the EMS program within ninety (90) days of the Hospital's approval as a 911 EMS receiving station. Sheridan's agreement in this regard is conditioned upon Hospital's agreement to work with Sheridan in good faith at all times during this process to ensure that the required credentialling of the Physicians and P.A.s is accomplished on a timely basis.

     (1) DEPARTMENT DIRECTOR. A mutually acceptable physician shall be recruited by Sheridan and appointed by Hospital as Director of the Department (the "Director"). The Director shall be board-certified in emergency medicine or board certified in internal medicine, surgery or family practice, with extensive emergency department clinical and managerial experience and shall achieve and maintain Advanced Trauma Life Support ("ATLS") certification within six (6) months of appointment. The Director will be responsible for direct overall supervision of all Department Physicians and P.A.s and for integration of the Department into the Hospital organization.

     During the absence of the Director for vacation, sick leave, or for any other short-term reason, Sheridan shall provide a substitute Director and notify Hospital. The substitute Director shall be appointed subject to the consent of Hospital, which consent shall not be unreasonably withheld. The substitute Director shall be a physician hired by Sheridan to work at Hospital, be privileged at Hospital and be board-certified or board-eligible and in the process of obtaining board certification. In the event of the Director's death, disability, resignation, termination of employment with Sheridan or retirement, or at the Hospital's option, the substitute Director shall continue to perform under the terms and conditions of this Agreement until Hospital approves the appointment of a new Director recruited by Sheridan who meets all of the criteria established for the Director, which approval shall not be unreasonably withheld.

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

     Sheridan shall be responsible for ensuring that the Director or the substitute Director is on site during normal business hours to handle administrative and unusual patient disposition issues as well as to provide back-up clinical coverage in the event of an emergency, a disaster or excessive patient case load. The Director and/or the substitute Director shall be on-call at all times, shall be available by pager and shall respond by telephone or in person to Hospital's call within thirty (30) minutes.

     The Director shall be a member of the Medical Board and of such additional committees of the Medical Staff and Hospital as required by the Medical Director of the Hospital, and shall have general authority to carry out the terms of this Agreement. In addition to the above, the Director shall be responsible for carrying out duties and responsibilities including but not limited to:

             (a) supervising, on a day-to-day basis, the delivery of emergency medical care in the Department, resolving all conflicts arising among Department professionals, responding, in conjunction with the Medical Director, to all patient concerns and complaints relating to Department services, and acting as a liaison among medical staff, nursing staff and administration in matters relating to the Department;

             (b) monitoring and making recommendations with respect to the care provided in the Department by both Sheridan personnel and Hospital staff members as part of Hospital's quality assurance program, and ensuring that all Sheridan personnel comply with all requirements of regulatory and accreditation bodies, and with all bylaws, rules, regulations, and other written policies and procedures of Hospital and the Department with respect to the operation of the Department and Hospital's quality assurance program;

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

             (c)  monitoring and reporting  to  Hospital on the  status  of  all
Physicians and P.A.s with respect to the credentialling requirements established
by  Hospital's  Credentials  Committee  and   regularly  evaluating  physician
performance and conduct, including, but not limited to: (a)an evaluation of each new physician before the start of service in order to recommend acceptance of the physician for full service, an extension of the probationary period or termination of that physician; (b) one annual performance appraisal of each Physician working in the Department; (c) taking any necessary or advisable corrective disciplinary measures;

             (d) developing, recommending, and, at the Hospital's direction, implementing and maintaining, all policies and procedures pertinent to emergency medical care and updating those policies and procedures at least annually;

             (e)  developing,  recommending,  and,  at Hospital's   direction,
implementing and maintaining,  written quality   assurance  and risk management
programs which meet the requirements of the JCAHO, the AOA and the Medical Staff plan for emergency medicine services;

             (f) conferring from time to time with Hospital administration and consulting as to the organization and management of the Department in order to enhance its public service capabilities, efficiency, and quality of care;

             (g)  supervising and participating in, as required, the educational activities of the Department, serving as a liaison with physician staff to provide educational programs at Hospital,including CME seminars, and in the development of training programs for nursing personnel and allied healthcare providers, and ensuring that all Department Physicians and P.A.s remain current in emergency medicine and continuing education requirements;

               (h) attending Medical Staff meetings and administrative meetings relating to the operation of the Department, serving the Medical Board and on other appropriate Medical Staff committees and actively participating in and attending all required Hospital committee meetings;

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

               (i) assisting in the budget   process and control of resources in
accordance with Hospital policies and assisting   Hospital  in  the  preparation
and implementation of an annual departmental  business plan;

               (j) actively  participating  with city,county and state Emergency
Medicine Services Councils and maintaining an  active   dialogue  with area  EMS
agencies and participation in EMS activities;  and,

               (k) consulting with Hospital on nursing staff personnel and policies, clerical and financial staff personnel and policies and any other policies which affect the delivery of emergency medical care in the Department.

    D.  STANDARDS  OF  OPERATION.

           (i) COMPLIANCE WITH LAWS, RULES AND ACCREDITING BODIES. The Physicians and P.A.s shall conduct their activities in the Department in accordance with all applicable state, federal and local laws, rules and regulations and with the requirements and standards of the JCAHO, AOA, ACEP, and the policies, practices, rules or regulations as may be established from time to time by the Board of Trustees and/or the Medical Staff of Hospital pursuant to Hospital and Medical Staff Bylaws. The Physicians and the Director will be bound by the standards of conduct and bylaws of Hospital applicable to members of Hospital's Medical Staff including those pertaining to relations with administration, staff and patients. Hospital shall provide Sheridan and the Director with updated copies of all applicable Hospital and Medical Staff Bylaws, policies and procedures.

           (ii) NO DISCRIMINATION. Sheridan shall ensure that all patients who present themselves to the Department are examined, managed and treated appropriately regardless of race, color, creed, handicap, sex, age, sexual orientation, marital status or ability to pay.

           (iii) PROVISION OF EMERGENCY MEDICINE SERVICES. Physicians furnished by Sheridan to the Hospital shall not provide inpatient medical services or treatment to patients except in the case of medical emergencies and shall not admit patients to the Hospital, except to the service of an active member of Hospital's medical staff. In the event a patient requires admission to the Hospital and does not indicate a physician of choice, that patient shall be admitted to the service of the physician on call.

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      E. STAFF  MEMBERSHIP AND APPROVAL.  Any Physician, including the Director, whose staff privileges are removed or restricted by Hospital shall not work in the Department. Upon the termination of this Agreement or upon the termination of the affiliation of any Physician with Sheridan for any reason, the Department staff membership and Department clinical privileges of that Physician shall be automatically terminated by Hospital without further action and without
providing   opportunity   for hearing or   other  due  process.   Sheridan shall
specifically require that each Physician agree in writing to waive all rights and due process privileges set forth in the Hospital Medical Staff Bylaws with
respect to  termination or   other limitation   of Medical  Staff  membership or
clinical  privileges.

      F.  QUALITY ASSURANCE.

          (i) ASSISTANCE IN HOSPITAL'S QUALITY ASSURANCE PROGRAM. As part of Hospital's overall quality assurance program, Sheridan shall assist in establishing procedures to assure the consistency and quality of all services provided in the Department by physicians, nurses, allied health professionals, and other technical and non-medical personnel, in accordance with Hospital policies and the policies of licensing, accrediting and/or review organizations. Sheridan personnel shall serve on such committees as may be appropriate in connection therewith.

          (ii) PARTICIPATION IN TEACHING AND RESIDENCY PROGRAMS.Sheridan shall participate in and cooperate with Hospital's various teaching and residency programs which may be necessary or advisable to ensure Hospital's overall compliance with accrediting requirements, and perform such other related functions within Hospital as may be reasonably requested by Hospital. Sheridan shall ensure that all Physicians and P.A.s remain current in emergency medicine and continuing education requirements.

          (iii) DEPARTMENT INSPECTION. Sheridan shall assist Hospital in the periodic evaluation of all emergency room equipment to determine whether the equipment is being maintained in a safe condition and being utilized in a safe and efficient manner. Further, Sheridan shall advise Hospital with respect to the selection of additional and replacement equipment for the Department, provided, however, that Hospital shall have the final authority in deciding whether or not to purchase such additional and/or replacement equipment.

          (iv) CONSULTATION REGARDING SUPPLIES AND SUPPORT SERVICES. Sheridan shall advise Hospital regarding requisitions for medical and administrative supplies and support services required for the operation of the Department. In connection therewith, Sheridan shall request appropriate nursing personnel to submit such requisitions through regular purchasing channels in accordance with established Hospital policies and practices.Except pursuant to the prior written approval of Hospital,Sheridan shall not engage in direct purchasing or otherwise contract any liability on behalf of Hospital and shall neither charge the credit of Hospital nor incur any obligations or enter into any agreement for or on behalf of Hospital in the operation of the Department or otherwise.

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3.  FACILITIES  PROVIDED  BY  HOSPITAL.  During  the  Term  of  this Agreement,
Hospital shall, at its expense, provide the following facilities,services and supplies, necessary to comply with applicable laws, rules and regulations for the proper and efficient operation of the Department and to permit Sheridan to adequately perform its duties under this Agreement:

     A. The area and facilities presently occupied by or for the use of the Department, or comparable facilities at the Hospital, including medical equipment, office space, furniture, files, office equipment, instruments, a private sleeping room upon request, and related items presently in the Department, or comparable furnishings and equipment;

     B. maintenance   of all items  referred to in  subparagraph  (A) hereof and replacements thereof as necessary;

     C. suitable staffing, consisting of qualified registered nurses, licensed practical nurses, technicians, venapuncturists and clerical personnel, as necessary to ensure effective and efficient patient care, as well as a qualified nursing supervisor to oversee nursing functions; all such personnel shall be and remain employees or contractors of the Hospital, and shall not be employees and/or contractors of Sheridan with respect to any services provided pursuant to this Agreement;

     D. services including, but not limited to, janitorial, security, in-house messenger, laundry, electricity, gas, water, heat, patient system, telephone, and other utilities;

     E. supplies such as chemicals, paper, stationery, and similar items necessary for the proper and effective operation of the Department;

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

     F. maintenance of medical records of Hospital patients treated by the Physicians and P.A.s. All medical records shall be and remain the property of the Hospital; provided that Hospital shall provide Sheridan with one legible copy each day of the Department patient records containing the patient billing and physician service information, subject to state and federal law regarding the confidentiality of medical records; and further provided that Hospital shall make available to Sheridan the registration log of the Department to be copied at the Hospital by a Sheridan representative acceptable to the Hospital, which representative shall be given reasonable access to the Hospital's copying machines for the purpose of copying the Department registration log ; and

     G. secure parking for Physicians and P.A.s at Hospital's usual rates.

4. INSURANCE.

     A.SHERIDAN'S  INSURANCE   OBLIGATIONS.  Sheridan will provide and maintain
professional liability insurance, with limits of no less than One Million Dollars ($ 1,000,000.00) per claim and Three Million Dollars ($ 3,000,000.00) annual aggregate, covering the professional conduct of Sheridan, each Physician, and the Director. At Hospital's request, Sheridan shall review the insurance coverage provided under this Agreement. Said coverage may be adjusted by mutual agreement of the parties.

       Sheridan shall be solely responsible for any insurance required by virtue of Sheridan's status as employer, including but not limited to workers compensation insurance and unemployment insurance for each employee of Sheridan.

       Sheridan shall furnish to Hospital certificates of insurance evidencing all of such coverage at the commencement of this Agreement and annually thereafter. In addition, Sheridan shall provide Hospital with at least thirty
(30) days' prior written notice of any reduction, cancellation or termination of any such insurance from Sheridan's insurance carrier. Sheridan shall immediately notify Hospital of any such change and of any and all claims filed against Sheridan or against any of the Physicians, the P.A.s and/or employees relating to the services rendered pursuant to this Agreement.

   B. HOSPITAL'S INSURANCE OBLIGATIONS.Hospital shall provide general liability insurance coverage for operation of the Department in such amounts as ordinarily carried for such purposes by Hospital. In satisfaction of this obligation, Hospital may provide coverage under an actuarial determined self-insurance plan. Upon request of Sheridan, Hospital shall furnish evidence of such coverage.

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

5. COMPENSATION.

   A.  BILLING FOR PATIENT SERVICES.

       (i) Hospital shall cooperate with Sheridan to furnish data reasonably necessary to enable Sheridan to bill for the professional component of patient care services as provided by the Physicians and the P.A.s. Sheridan shall bill patients directly, on a fee-for-service basis, for services rendered by the Physicians and the P.A.s. Sheridan shall charge Hospital patients only for the professional component of such services and shall not charge any Hospital patient for the technical component.

           Sheridan shall provide Hospital with a copy or copies of each fee schedule upon request. All fees for emergency medicine services shall be comparable with fees charged for the same or similar services elsewhere in the community, and shall not violate any law or regulation governing fees, including without limitation, Federal Medicare and Medicaid statutes and regulations. With respect to services rendered by Sheridan to persons covered by Medicare, Sheridan agrees to accept Medicare assignments as payment in full and shall not bill such patients for any amounts except for the co-insurance and deductible amounts which are the direct responsibility of the patient under applicable rules and regulations regarding Medicare coverage.

           Sheridan shall assume the costs associated with such billing, including the costs of preparing, mailing and collecting the invoices,and shall indicate on each invoice that it is billing only for the professional component of the Physician services.

          (ii) Hospital shall bill patients directly for the non-professional component of services rendered. Hospital shall be solely responsible for its own billing and collection with regard to such non-professional component.

     B. COMPENSATION FOR SERVICES. In consideration for the Services rendered by Sheridan with respect to the administration and operation of the Department and the fulfillment of its teaching responsibilities, Hospital shall compensate Sheridan as follows:

           (i) Hospital shall make an initial payment of Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($266,667.00) on the execution date of the Agreement, which shall be applied to and constitute payment in full of the final payment due in the final month of the Agreement. In the event that this Agreement is terminated prior to the completion of the Term or any renewal term described in Section 8, Sheridan shall immediately return such payment in full to Hospital, less any accrued but unpaid amounts owed by Hospital pursuant to this Section 5.B.

           (ii) Commencing on July 1, 1996 and continuing throughout the Term of this Agreement, and except as provided in the next succeeding sentence, Hospital shall pay to Sheridan the sum of Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($266,667.00) per month for emergency medicine services rendered to the Hospital (the "Emergency Services Compensation"). In the event that the Jackson Heights Division permanently closes its ER Division, upon ninety (90) days prior written notice to Sheridan, then the Emergency Services Compensation shall be reduced to Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per month, commencing on the first day of the month following the ninety (90) days prior written notice and continuing throughout the remainder of the Term. Each monthly payment of Emergency Services Compensation shall be due on the first day of the month in which the Services are to be rendered. If any Emergency Services Compensation is not paid within thirty (30) days of the date each monthly payment is due, then the unpaid amount shall accrue interest until paid at a rate of interest equal to Citibank, N.A.'s prime rate, as announced from time to time, plus 3/4 percent. Further, all payment obligations of the Hospital pursuant to this subsection shall survive the termination of this Agreement.

            (iii) Hospital understands,agrees and acknowledges that Sheridan has entered into this Agreement with the expectation that in addition to the Emergency Services Compensation, Sheridan shall be entitled to bill and collect from the State of New York the amount of 100 percent (100%) of the Medicaid allowable fees for the emergency services Sheridan provides to the Hospital's Medicaid patients pursuant to this Agreement. In the event that there is a change in circumstances concerning federal or state laws or regulations or other pronouncements or policies governing the Medicaid reimbursement system which either limits, substantially delays or precludes Sheridan from receiving Medicaid fees for services rendered, Hospital agrees, as an inducement to Sheridan's entering into this Agreement, to restructure the subsidy arrangement so as to increase the subsidy amount paid to Sheridan by the amount of Medicaid allowable fees not then paid to Sheridan. Hospital further agrees that Sheridan's entitlement to the foregoing adjustment shall accrue upon the effective date of the regulatory change.

6.  INDEPENDENT  CONTRACTOR.

     A. The parties hereto expressly understand and agree that Sheridan and Hospital are independent contractors, and that no relationship of employer or employee is created by this Agreement. None of the Physicians or P.A.s performing services for Sheridan pursuant to this Agreement shall be employees or contractors of Hospital, and no Physician or P.A. shall have any claim under this Agreement or otherwise against Hospital for salary, vacation pay, sick leave, or retirement benefits of any kind. No Sheridan employee or independent contractor shall be eligible to participate in any benefit program provided by Hospital for Hospital employees.

     B. PAYMENT OF OBLIGATIONS. Except as set forth in this Agreement, each party hereto shall be exclusively liable for its own debts, obligations, acts and omissions, including administrative and corporate expenses, the payment of any required payroll, fringe benefits, unemployment and workers' compensation insurance, and the payment of all withholding, Social Security and other taxes and benefits.

     7. ASSIGNMENTS PROHIBITED. Sheridan shall not assign its interest in and obligations under this Agreement to any entity without the prior written consent of Hospital, which shall not be unreasonably withheld.

     8. TERM OF AGREEMENT. The term of this Agreement shall be from May 31, 1996 until May 30, 1999 (the "Term"). This Agreement may be renewed for three (3) year terms upon mutual agreement of the parties hereto.

     9. TERMINATION. This Agreement may be terminated at any time upon the occurrence of any one of the following events:

     (i)    by either party upon the  dissolution  of the other;

     (ii) by either party, upon the other's entrance, either voluntarily or involuntarily, into any form of bankruptcy, including an assignment for the benefit of creditors;

     (iii) by either party, in the event the other is responsible for revocation or suspension of any required license or other operating authority, or the taking of other disciplinary action by an appropriate regulatory authority, for failure to comply with applicable laws, rules or regulations with respect to operation of the Department;

     (iv) by either party in the event that federal, state or local legal or administrative requirements adopted subsequent to execution of this Agreement render this Agreement or any part thereof illegal or otherwise untenable, and the parties, after good faith negotiation for at least sixty (60) days, are unable to reach agreement on a way to satisfy such new requirements;

     (v) by either party upon a material breach of this Agreement by the other, where the breaching party fails to cure such breach within sixty (60) days of the receipt of notice thereof; or

     (vi) by both parties upon written agreement;

     (vii) by Hospital, in the event of cancellation of or a material change in Sheridan's insurance coverage required pursuant to this Agreement;

     (viii) by Hospital, in the event of conduct by any Physician or P.A. which, in the fair and reasonable opinion of Hospital endangers the welfare of any Hospital patient or is otherwise in violation of the bylaws, rules and regulations of Hospital or the Medical Staff, where, after written notice from the Hospital, Sheridan fails to promptly remove such Physician or P.A.from Hospital premises and from his/her position at Hospital upon written notice by the Hospital; or,

     (ix) by Sheridan, if Hospital fails to make any Emergency Services Compensation Payments required hereunder within thirty (30) days following the date on which any payment is due; provided that Sheridan shall provide reasonable prior notice to Hospital that Sheridan has not received payment so as to permit Hospital to make such payment prior to the expiration of the thirty
(30) day period.

     C. EFFECT OF TERMINATION. Upon termination of this Agreement, neither party shall have any further obligation, and, except with respect to obligations accruing prior to the date of termination or provisions herein, which, by their express terms, survive termination of this Agreement for any reason, Hospital's obligation to make payments to Sheridan shall cease as of the date of termination. In the event that this Agreement terminates on or after the first
(1st) day of a month, Hospital's final monthly payment obligation shall be the pro rata share of that monthly payment. In addition, as noted in Section 5.B hereof, in the event that this Agreement is terminated for any reason before the end of the Term or any renewal Terms, Sheridan shall repay to Hospital its entire initial Two Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollar ($266,667.00) initial payment, less any amounts accrued but unpaid amounts owed by Hospital pursuant to Section 5.B. Both parties agree to cooperate with each other during the termination process in order to assure continuity of care to patients being served pursuant to this Agreement.

10.  INDEMNIFICATION.

     A. Hospital shall indemnify and hold harmless Sheridan, its governing body, officers, agents, physicians, and employees from and against any and all liabilities, claims, losses, damages, lawsuits, judgments, and expenses (including reasonable attorneys' fees) to the extent that they proximately arise out of any act or omission by Hospital or any of their agents or employees acting in connection with this Agreement or the provision of services hereunder.

     B. Sheridan shall indemnify and hold harmless the Hospital, its governing body, and their officers, medical staff, agents and employees from and against any and all liabilities, claims, losses, lawsuits, judgments and expenses (including reasonable attorneys' fees) to the extent that they proximately arise out of any act or omission by Sheridan or any of its Physicians, P.A.s, agents or employees acting in connection with this Agreement or the provision of services hereunder.

11.  ACCESS TO BOOKS AND RECORDS.

     A. Sheridan shall, at all times as Hospital may reasonably request, make available to the Division Administrator responsible for the Hospital, or his designee, all of its books and other financial records relating to Sheridan's performance of services hereunder. Hospital shall have the right to examine and audit such books and records.

     B. To the extent required by applicable law, Sheridan shall make available to the United States Department of Health and Human Services ("HHS"), the New York State Health Care Finance Administration, the State of New York, and the Medicare or Medicaid intermediary, this Agreement and its books, documents and records necessary to verify the nature and extent of costs of services furnished hereunder. Sheridan shall maintain and continue to make available all such books, documents and records for a period of no less than four (4) years after the services are completed under this Agreement. If Sheridan carries out any of the duties of the Agreement hereunder through a subcontract having a value or cost of $10,000 or more over a twelve month period, such subcontract shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available upon written request to the Secretary of HHS or upon request to the Comptroller General of the United States or any of their duly authorized representatives, copies of the subcontract necessary to verify the nature and extent of the costs of such subcontract.

12. COMPLIANCE  WITH ALL APPLICABLE LAW.

     A. Notwithstanding any other provision in this Agreement, Hospital remains responsible for ensuring that any service provided pursuant to this Agreement complies with all pertinent provisions of federal, state and local statutes, rules and regulations.

     B. Sheridan represents that its employees providing services hereunder have been informed of and trained in the confidentiality and disclosure requirements of New York statutes and regulations, including those provisions concerning HIV/AIDS related information, and Sheridan and its employees agree to comply with such requirements.

13. SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining portions of this Agreement.

14. NOTICES.    All  notices  hereunder shall be  given in writing, by certified mail, return receipt requested, addressed as hereafter provided, or to such other addresses or person as either party may designate in writing:

     If to Hospital:          Wyckoff Heights Medical Center
                              374 Stockholm Street
                              Brooklyn, New York 11237
                              Attention: Division Administrator

     With a copy to:          Preferred Health Network, Inc.
                              45th Avenue at Parsons Boulevard
                              Flushing, New York 11355
                              Attention: Vice President, Legal Affairs

     If to Sheridan:          Sheridan Medical Healthcorp, P.C.
                              4651 Sheridan Street, Suite 400
                              Hollywood Florida 33021
                              ATTN:  Jay A. Martus, Esq., General Counsel

15.  HEADINGS. Paragraph   headings are for  reference only and   shall  not  be
considered in the construction of this Agreement.

16. CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a party's business or profession or any professional training, experience, education or degrees of any member, agent, officer or employee of any party. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, then this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

17. ENTIRE AGREEMENT; NO WAIVER; GOVERNING LAW; VENUE; WAIVER OF TRIAL BY JURY. This Agreement contains the entire Agreement of the parties and shall not be amended, waived or modified except in writing, signed by both parties. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     This Agreement shall be governed by the laws of the State of New York. Any and all proceedings relating to this Agreement and/or the services rendered hereunder shall be maintained in the courts of the State of New York located in Kings County, or the federal district courts sitting in Kings County, New York, which courts shall have exclusive jurisdiction for such purpose. The parties accept the exclusive personal jurisdiction of such courts for the purpose of any suit, action or proceeding with respect to this Agreement. In addition, the parties knowingly, intentionally and irrevocably waive, to the fullest extent permitted by law, any objection to the laying of venue of any suit, action or proceeding relating to this Agreement, or any judgment entered by any court brought in the State of New York, Kings County. The parties knowingly and intentionally waive any claim that any suit, action or proceeding brought in the State of New York, Kings County, has been brought in an inconvenient forum. IN ADDITION, THE PARTIES WAIVE ALL RIGHTS TO

ANY  TRIAL  BY JURY  IN ALL  LITIGATION  RELATING  TO OR  ARISING  OUT  OF  THIS
AGREEMENT.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative, the day and year first set forth above.

                                      HOSPITAL:

                                      WYCKOFF HEIGHTS MEDICAL CENTER,
                                      a New York not-for-profit corporation



                                      By:   __________________________________
                                            Dominic Gio
                                            Division Administrator


                                      SHERIDAN:

                                      SHERIDAN MEDICAL HEALTHCORP, P.C.,
                                      a New York professional corporation



                                       By:   __________________________________
                                             Gilbert Drozdow, M.D.
                                             President